Exhibit 10.1

SERVICES AND SECONDMENT AGREEMENT

THIS SERVICES AND SECONDMENT AGREEMENT (this “Agreement”) is dated this first day of January, 2020 (the “Effective Date”), by and between MegaChips Technology America Corporation, a California corporation (“MCA”), and SiTime Corporation, a Delaware corporation (“SiTime”).

RECITALS

WHEREAS, MCA is a wholly-owned subsidiary of MegaChips Corporation, a Japanese corporation (“MCC”), and SiTime is a majority-owned subsidiary of MCC; and

WHEREAS, MCC seconds certain employees to MCA pursuant to an agreement between MCC and MCA with the intention to further second such employees to SiTime to provide certain services to SiTime, and MCA is willing to second such personnel to SiTime pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

1.	P rovision of Services

1.1Scope of Services. During the Term (as defined in Section 7.1 hereof), MCA agrees to perform for SiTime the services set forth on Exhibit A attached hereto (the “Services”).

1.2Performance of Services; Cooperation.

(a)MCA shall use reasonable best efforts to perform the Services with priority and care equal to that with which it performs services for itself or its affiliates.

(b)In providing the Services, MCA shall not be obligated to hire any additional employees or maintain the employment of any specific employee. Notwithstanding the foregoing, MCA shall maintain sufficient resources to perform the Services in accordance with the terms of this Agreement.

(c)MCA shall not be required to provide any of the Services to the extent and for so long as the performance of the Services becomes impracticable as a result of a cause or causes outside its reasonable control, including unfeasible technological requirements, or to the extent that the performance of such Services would require MCA to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

(d)The parties shall use commercially reasonable efforts to cooperate with one another in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging information, providing electronic access to data systems used in connection with the Services, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary or desirable to permit each party to perform its obligations hereunder. Except as specifically provided herein, the costs of obtaining such consents, licenses, sublicenses or approvals shall be borne equally by each party.

(e)The parties shall consult and negotiate with one another in good faith, as required, with respect to amending or modifying the Services, the furnishing of and payment for special or additional Services, extraordinary items and the like, and will establish pre-approval routines to the extent reasonably feasible.

1.3Compensation for the Services. SiTime shall pay to MCA the fees for the Services set forth on Exhibit A. Unless otherwise agreed upon between the parties, the amount set forth on Exhibit A shall be deemed cover all compensation and expenses for the performance of the Services by MCA. MCA shall send to SiTime separate invoices for the Services on a monthly basis in arrears. Invoices shall be payable within thirty (30) days after receipt by SiTime.

2.	S econdment of Personnel

2.1Provision of Seconded Personnel. MCA agrees to provide to SiTime the persons listed on E xhibit B, as this Exhibit may be amended from time to time (the “Seconded Personnel”), to occupy the positions and perform the activities listed on Exhibit B.

2.2Employer/Employee Relationship. MCA shall remain as the employer of the Seconded Personnel, as listed on Exhibit B, for all purposes, and SiTime shall not be considered the employer of the Seconded Personnel for any purpose. Neither party shall act, or fail to act, in any manner that is inconsistent with maintaining such an employer-employee relationship. MCA shall (a) require each of the Seconded Personnel to conduct himself or herself in a manner that is consistent with honoring and maintaining such an employment relationship with MCA, and (b) require every Seconded Personnel to abide by MCA’s policies and procedures as well as applicable policies and procedures of SiTime. The terms of employment of the Seconded Personnel, if any, shall be determined solely by MCA. Notwithstanding anything contained in this Agreement, the parties acknowledge and agree that SiTime shall be solely responsible at its own costs for obtaining applicable work authorizations from the US Bureau of Citizenship and Immigration Services, if required, for the Seconded Personnel.

2.3Compensation of Seconded Personnel. MCA shall retain responsibility for all payments and benefits due to the Seconded Personnel in connection with their work under this Agreement, including but not limited to: (a) the payment of any wages, salary, bonuses, or other components of pay; (b) the provision of all other employee benefits to which Seconded Personnel may be eligible by virtue of their status as employees of MCA; (c) payment of all federal, state, or local taxes withheld or otherwise required to be paid with respect thereto; and (d) the liability for statutory benefits, including but not limited to workers’ compensation. SiTime shall reimburse the Seconded Personnel for the out-of-pocket expenses of such Seconded Personnel required for the Services, including, but not limited to, those of travel and lunch, consistent with its personnel policies then in effect.

2.4Payroll and Related Services. During the Term, MCA shall provide payroll processing services for the Seconded Personnel including, but not limited to, the following: bi- weekly or monthly payroll, quarterly and annual payroll tax payments and filings, including deductions and payments for income and other tax requirements under local, state, federal, and national laws, personnel record maintenance, insurance withholding, employee verification, retirement plan processing, and annual W-2 forms or their equivalent.

2.5Insurance. During the Term of this Agreement, MCA will maintain worker’s compensation in statutory limits covering the Seconded Personnel.

2.6Non-Solicitation. During the Term of this Agreement and for one (1) year after termination or expiration of this Agreement, neither party will solicit the employees of any other party without the express written consent of the other party.

3.	C onfidentiality

3.1Confidential Information. As used in this Agreement, “Confidential Information” means any information designated by the disclosing party as confidential in writing or, if disclosed orally, designated as confidential at the time of disclosure and reduced to writing and designated as confidential within thirty (30) days; provided, however, that “Confidential Information” will not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) is known and has been reduced to tangible form by the receiving party at the time of disclosure and is not subject to restriction; (c) is independently developed by the receiving party without use of the disclosing party’s Confidential Information; (d) is lawfully obtained from a third party who has the right to make such disclosure; or (e) is released for publication by the disclosing party in writing.

3.2Restrictions. Each party shall protect the other party’s Confidential Information from unauthorized dissemination and use with the same degree of care that such party uses to protect its own like information, provided that in no case shall a party use less than reasonable care with respect to the other party’s Confidential Information. Neither party will use the other party’s Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Neither party will disclose to third parties the other party’s Confidential Information without the prior written consent of the disclosing party.

3.3Exceptions. The foregoing restrictions shall not apply to: information that is required to be disclosed in compliance with applicable laws or regulations, or by order of a court or other regulatory body having competent jurisdiction; provided, however, that the party required to make the disclosure of Confidential Information gives reasonable advance notice to the disclosing party of the disclosure requirement, and further provided that the party required to make the disclosure uses commercially reasonable efforts to secure confidential treatment of any Confidential Information required to be disclosed.

4.	I ntellectual Property

4.1SiTime Intellectual Property.The following intellectual property rights, including, without limitation, patents, patent applications and patent rights, trademarks, service marks, trademark rights, trade names, trade name rights, copyrights, trade secrets, know-how, inventions, designs, proprietary rights and processes, works of authorship, computer programs, technical data or information, licenses, and similar proprietary rights (collectively, the “Intellectual Property”), shall be the exclusive property of SiTime:

(a)Intellectual Property that is made, created, developed, written, conceived or first reduced to practice by Seconded Personnel in the course of, arising out of, or as a result of work for which SiTime provides compensation pursuant to Section 2.3 hereof.

4.2MCA Intellectual Property. The following Intellectual Property shall belong to MCA, and shall not belong to SiTime:

(a)All Intellectual Property owned or controlled by MCA prior to the Effective Date, and

(b)All Intellectual Property created, developed, written, conceived or first reduced to practice by MCA employees who are:

(i)not Seconded Personnel at the time of such creation; or

(ii)Seconded Personnel at the time of such creation but who created such Intellectual Property while performing work outside the scope of this Agreement and for which SiTime did not provide compensation pursuant to Section 2.3 hereof.

5.	C ompliance with Laws

Each party will, with respect to its obligations and performance hereunder, comply with all applicable requirements of national, federal, state and local laws, rules and regulations, including without limitation import and export control, environmental and occupational safety requirements.

6.	I ndemnity and Damages

6.1Indemnification by MCA.MCA shall indemnify, defend and hold harmless SiTime, its officers, directors, employees and agents, from and against any and all claims, suits, actions, demands, proceedings, damages, losses, liabilities, deficiencies, costs and expenses, including, without limitation, penalties, interest, reasonable attorneys’ fees, and reasonable costs of preparation and investigation (collectively, “Losses”), arising out of, relating to, or resulting from (a) a material breach by MCA of any of MCA’s covenants or obligations under this Agreement; or (b) any gross negligence or willful misconduct of any officer, manager, employee or agent of MCA other than the Seconded Personnel.

6.2Indemnification by SiTime. SiTime shall indemnify, defend and hold harmless MCA, its officers, managers, employees and agents, from and against any and all Losses arising out of, relating to, or resulting from (a) a material breach by SiTime of any of SiTime’s covenants or obligations under this Agreement; or (b) any gross negligence or willful misconduct of any officer, director, employee or agent of SiTime.

7.	T erm and Termination

7.1Term. This Agreement shall commence on the Effective Date and shall remain in effect for one (1) year and each Term shall automatically renew for subsequent periods of one (1) year unless earlier terminated in accordance with Section 7.2 hereof (the “Term”).

7.2Termination. This Agreement may be terminated, in whole or in part, at any time:

(a)by the mutual written consent of the parties; or

(b)by either party in the event of any material breach or default by the other party of any of its obligations under this Agreement and the failure of the other party to cure, or to take substantial steps towards the curing of, such breach or default within thirty (30) days after receipt of written notice from the non-breaching party requesting such breach or default to be cured. In the case of termination under subsection (b), termination shall be effective on the last day of the month on which the thirty (30)-day prior written notice lapses.

7.3Effect of Termination or Expiration. Upon termination or expiration of this Agreement, MCA may immediately recall the Seconded Personnel. All provisions of this Agreement that by their nature are intended to survive the expiration or termination of this Agreement shall so survive. Without limiting the generality of the foregoing, the provisions of Sections 2.6, 3, 4, 6, 7.3, and 8 of this Agreement (including all definitions pertaining thereto) shall survive any expiration or termination of this Agreement.

8.	M iscellaneous

8.1Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California (without giving effect to the conflict of laws principles).

8.2Dispute Resolution. If there is any dispute or controversy (a “Dispute”) arising under or in connection with this Agreement, except for any action under Sections 2.6 or for specific performance, the parties shall attempt in good faith to resolve the Dispute amicably.

8.3Relationship of the Parties. Neither party nor any of its employees or agents will be deemed to be employees or agents of the other party for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created by this Agreement, expressly or by implication.

8.4Assignment and Amendment of Agreement. This Agreement shall be binding upon the respective successors and permitted assigns of the parties. This Agreement may be amended only by written agreement of the parties. None of the rights or obligations hereunder may be assigned by either party without prior written consent of the other party; provided, however, that MCA may assign and delegate any or all of its rights, interests and obligations under this Agreement to any of its affiliates to the extent that MCC seconds the Seconded Personnel to such affiliate.

8.5Notices. All notices, requests, demands and other communications given hereunder (collectively, “Notices”) shall be in writing and personally delivered, sent by facsimile or mailed by registered or certified mail, postage prepaid, as follows:

(a)If to MCA, at:

2755 Orchard Parkway

San Jose, CA 95134

Attn: HR & General Administration

Fax: (408) 570-0567

(b)If to SiTime, at:

5451 Patrick Henry Drive

Santa Clara, CA 95054

Attn: Human Resources

Fax: +(408) 643-0523

(c)All Notices shall be deemed delivered when actually received if personally delivered or sent by facsimile, or one business day after having been deposited with an overnight delivery service or three (3) business days after having been placed in the mail, addressed in accordance with subsections (a) or (b) hereof, as the case may be, provided that any Notice sent by facsimile must immediately be placed in the mail or deposited with an overnight delivery service. Each party shall hereafter notify the other in accordance with this Section of any change of address to which Notice is required to be mailed.

8.6Waiver. The waiver by either party of a remedy for a breach by the other party or a right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or the right.

8.7Headings. The section headings in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph or in any way affect such paragraph.

8.8Severability. If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, such provision shall be enforced to maximum extent permissible, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

8.9No Third-Party Beneficiaries. Nothing in this Agreement is intended to modify the underlying at-will employment status of any Seconded Personnel and no Seconded Personnel is intended to be a beneficiary of this Agreement.

8.10Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument. This Agreement may also be executed and delivered by facsimile signature or electronically via portable document format (PDF) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representations, understandings and agreements, either written or oral, between the parties.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

MEGACHIPS TECHNOLOGY AMERICA CORPORATION

By:	/s/ Kochi Akeyama
Name:	Kochi Akeyama
Title:	President

SITIME CORPORATION

By:	/s/ Rajesh Vashist
Name:	Rajesh Vashist
Title:	CEO

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